Exhibit 99(a)
news release
—AT THE COMPANY—
Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 16, 2008
Universal Forest Products, Inc. reports 1st quarter sales and earnings decline
Results reflect weak economy, continued drop in housing starts, and lumber prices near 17-year lows
Company “strongly positioned” for future; continues to hold or grow share in its markets
GRAND RAPIDS, Mich., April 16, 2008 — Universal Forest Products, Inc. (Nasdaq: UFPI) today announced its first quarter results, including net sales of $489.5 million, down from $549.0 million for the first quarter of 2007. The Company lost $4.6 million in the quarter, compared to net earnings of $3.9 million for the same period last year. The results reflect the continued decline in the housing market, a depressed lumber market and weak consumer spending.
“Certainly, we’re disappointed with these results, but we also recognize that our performance was affected by challenging conditions in our economy and markets,” said President and CEO Michael B. Glenn. The results also reflect adverse weather conditions that extended into March this year. Glenn added that, historically, extended adverse winter weather has pushed demand for the Company’s products into the second quarter.
“We’re focused on things we can control, such as diversification in our business, ensuring our organization is sized to our business opportunities, growing market share, and creating positive, lasting change through continuous improvement,” Glenn said. “Our balance sheet is strong, we have a dynamic business model and, thanks to the hard work of fiercely determined employees, we’re strongly positioned in our markets today and poised for growth when the strength of the economy and our markets returns.”
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Universal Forest Products, Inc.

Also impacting results was a lumber market that traded near 17-year lows in the quarter, with an average composite price 15% lower than the same period of 2007 (which was 24% lower than the previous year). Lumber prices affect the Company’s selling prices.
By market, Universal posted the following gross sales results for the first quarter:
Do-It-Yourself/retail: $172.6 million, a decrease of 11.7% from the same period of 2007. Consumer spending on home improvement remains weak. While the Company anticipates that this market will remain soft throughout 2008, it expects to maintain strong market share driven, in part, by its vast portfolio of consumer products and lumber products that make Universal a preferred supplier to its nationwide customer base.
Industrial packaging/components: $140.7 million, an increase of 5.1% over 2007. This robust market remains a bright spot as unit sales for the quarter increased 12%. Universal expects continued growth for the year in the industrial business, as a result of market share gains. The Company also expects to grow its concrete forming business, which it launched in the second quarter of 2007.
Site-built construction: $108.9 million, a decrease of 21.3% from the same period of 2007. These results are in view of a 39% decline in single-family housing starts year-to-date, March 2008 from March 2007. However, multifamily construction starts and non-residential construction grew in the quarter, confirming the Company’s strategy to focus on growth in those areas in order to further balance its business in this market. The Company believes its efforts will drive modest share gains in this market in 2008.
Manufactured housing: $76.3 million, a decrease of 14.2% from 2007. While HUD-code home sales saw a slight increase, sales in modular home construction declined. For 2008, Universal expects to maintain its leading market share in manufactured housing, and believes passage of a lending reform package would have a positive impact on this market.
The Company’s overall profitability in the quarter was affected by a decline in unit sales as well as ongoing, intense price pressure that negatively impacted margins, particularly on sales to the site-built construction market.
OUTLOOK
In February, the Company announced the following 2008 targets based on a number of assumptions about markets and economic conditions: net sales of between $2.45 billion and $2.55 billion, and net earnings of between $22 million and $27 million. The Company considers and re-evaluates its targets and assumptions following the end of each quarter in relation to the current business climate, prevailing market conditions, and other relevant factors. Following such a review in the first quarter, the Company did not change its annual targets.
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Universal Forest Products, Inc.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, April 17, 2008. The call will be hosted by Executive Chairman William G. Currie, President and CEO Michael B. Glenn, and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (800) 901-5218 or internationally at (617) 786-4511. Use conference pass code #13564307. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a Web cast at http://www.ufpi.com. A replay of the call will be available through Friday, May 16, 2008, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code number 84550711.
UNIVERSAL FOREST PRODUCTS
Headquartered in Grand Rapids, MI, with approximately 100 facilities throughout North America, Universal Forest Products engineers, manufactures and markets wood and wood-alternative products for DIY/ retail home centers, structural lumber products for the manufactured housing industry, engineered wood components for the site-built construction market, and specialty wood packaging and components for various industries. The Company also provides framing services for the site-built market, and wood forms for concrete construction. For 2007, the Company reported sales of more than $2.5 billion. For information about Universal Forest Products, visit www.ufpi.com.
Please be aware that: Any statements included in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of the Company’s management as well as on assumptions made by, and information currently available to, the Company at the time such statements were made. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: Adverse lumber market trends, competitive activity, negative economic trends, government regulations and weather. Certain of these risk factors and additional information are included in the Company’s reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.
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UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2008/2007

	Quarter Period				Year to Date
(In thousands, except per share data)	2008		2007		2008		2007

NET SALES	$489,512	100%	$549,038	100%	$489,512	100%	$549,038	100%

COST OF GOODS SOLD	434,692	88.8	475,518	86.6	434,692	88.8	475,518	86.6

GROSS PROFIT	54,820	11.2	73,520	13.4	54,820	11.2	73,520	13.4

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	59,351	12.1	63,458	11.6	59,351	12.1	63,458	11.6

EARNINGS (LOSS) FROM OPERATIONS	(4,531)	(0.9)	10,062	1.8	(4,531)	(0.9)	10,062	1.8

Interest expense	3,594	0.7	4,324	0.8	3,594	0.7	4,324	0.8
Interest income	(373)	(0.1)	(582)	(0.1)	(373)	(0.1)	(582)	(0.1)

	3,221	0.7	3,742	0.7	3,221	0.7	3,742	0.7

EARNINGS (LOSS) BEFORE INCOME TAXES AND MINORITY INTEREST	(7,752)	(1.6)	6,320	1.2	(7,752)	(1.6)	6,320	1.2

INCOME TAXES	(3,350)	(0.7)	2,068	0.4	(3,350)	(0.7)	2,068	0.4

EARNINGS (LOSS) BEFORE MINORITY INTEREST	(4,402)	(0.9)	4,252	0.8	(4,402)	(0.9)	4,252	0.8

MINORITY INTEREST	(174)	—	(366)	(0.1)	(174)	—	(366)	(0.1)

NET EARNINGS (LOSS)	$(4,576)	(0.9)	$3,886	0.7	$(4,576)	(0.9)	$3,886	0.7

EARNINGS (LOSS) PER SHARE — BASIC	$(0.24)		$0.20		$(0.24)		$0.20

EARNINGS (LOSS) PER SHARE — DILUTED	$(0.24)		$0.20		$(0.24)		$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING FOR BASIC EARNINGS (LOSS)	18,996		18,985		18,996		18,985

WEIGHTED AVERAGE SHARES OUTSTANDING FOR DILUTED EARNINGS (LOSS)	18,996		19,409		18,996		19,409
SUPPLEMENTAL SALES DATA

	Quarter Period				Year to Date
Market Classification	2008	%	2007	%	2008	%	2007	%
Do-It-Yourself/Retail	$172,646	35%	$195,601	35%	$172,646	35%	$195,601	35%
Site-Built Construction	108,899	22%	138,419	25%	108,899	22%	138,419	25%
Industrial	140,657	28%	133,790	24%	140,657	28%	133,790	24%
Manufactured Housing	76,315	15%	88,898	16%	76,315	15%	88,898	16%

Total Gross Sales	498,517	100%	556,708	100%	498,517	100%	556,708	100%
Sales Allowances	(9,005)		(7,670)		(9,005)		(7,670)

Total Net Sales	$489,512		$549,038		$489,512		$549,038

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
MARCH 2008/2007

(In thousands)
ASSETS	2008	2007

CURRENT ASSETS
Cash and cash equivalents	$33,584	$44,024
Accounts receivable	161,896	195,617
Inventories	260,292	285,753
Assets held for sale	10,412	17,115
Other current assets	38,003	22,192

TOTAL CURRENT ASSETS	504,187	564,701

OTHER ASSETS	7,747	7,881
INTANGIBLE ASSETS, NET	182,460	186,358
PROPERTY, PLANT AND EQUIPMENT, NET	267,048	287,490

TOTAL ASSETS	$961,442	$1,046,430

LIABILITIES AND SHAREHOLDERS' EQUITY	2008	2007

CURRENT LIABILITIES
Accounts payable	$103,198	$119,006
Accrued liabilities	77,276	72,462
Current portion of long-term debt and capital leases	1,012	1,223

TOTAL CURRENT LIABILITIES	181,486	192,691

LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS, less current portion	194,277	278,198
OTHER LIABILITIES	52,682	51,199
SHAREHOLDERS’ EQUITY	532,997	524,342

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$961,442	$1,046,430

UNIVERSAL FOREST PRODUCTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED
MARCH 2008/2007

(In thousands)	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$(4,576)	$3,886
Adjustments to reconcile net earnings to net cash from operating activities:
Depreciation	9,601	9,146
Amortization of intangibles	2,280	2,367
Expense associated with share-based compensation arrangements	250	127
Expense associated with stock grant plans	67	122
Deferred income taxes	(85)	(50)
Minority interest	174	366
Net loss on sale or impairment of property, plant and equipment	262	23
Changes in:
Accounts receivable	(17,053)	(33,439)
Inventories	(21,954)	(23,321)
Accounts payable	18,600	24,891
Accrued liabilities and other	7,077	(11,249)
Excess tax benefits from share-based compensation arrangements	(26)	(437)

NET CASH FROM OPERATING ACTIVITIES	(5,383)	(27,568)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant, and equipment	(5,612)	(8,638)
Acquisitions, net of cash received	(14,100)	(54,770)
Proceeds from sale of property, plant and equipment	26,660	267
Advances on notes receivable	(815)	—
Collection of notes receivable	332	109
Other, net	16	103

NET CASH FROM INVESTING ACTIVITIES	6,481	(62,929)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (repayments) borrowings under revolving credit facilities	(11,271)	106,488
Repayment of long-term debt	(104)	(24,525)
Proceeds from issuance of common stock	389	1,649
Distributions to minority shareholder	(146)	(371)
Excess tax benefits from share-based compensation arrangements	26	437
Other, net	(13)	(265)

NET CASH FROM FINANCING ACTIVITIES	(11,119)	83,413

NET CHANGE IN CASH AND CASH EQUIVALENTS	(10,021)	(7,084)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	43,605	51,108

CASH AND CASH EQUIVALENTS, END OF PERIOD	$33,584	$44,024